Exhibit 23(c)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Pre-Effective Amendment No. 2 to the Registration Statement (Form S-4 No. 333-117282) and related Prospectus of Associated Banc-Corp for the registration of 20,240,569 shares of common stock and to the incorporation by reference therein of our report dated January 23, 2003, with respect to the December 31, 2002 consolidated statement of financial condition and related statements of operations, cash flows and stockholders’ equity for the years ended December 31, 2002 and 2001 of First Federal Capital Corp included in its Annual Report (Form 10-K/A) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

September 1, 2004

Milwaukee, Wisconsin